FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                         Commission File Number .......0-10134..................


 .........................Super 8 Motels III, Ltd................................
             (Exact name of registrant as specified in its charter)


 ........2030 J Street, Sacramento, CA 95814......916-442-9183...................
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


 ........................Units of Limited Partnership Interest...................
            (Title of each class of securities covered by this Form)


 .................................None...........................................
(Title of all other  classes of  securities for  which a duty  to  file  reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(ii)      [ ]
           Rule 12g-4(a)(1)(ii)      [ ]
           Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(i)       [ ]
           Rule 12g-4(a)(2)(ii)      [ ]          Rule 12h-3(b)(2)(ii)      [ ]
           Rule 12h-3(b)(1)(i)       [X]          Rule 15d-6                [ ]


         Approximate number of holders of record as of the certification or notice date:

 ...................................0............................................


         Pursuant to the  requirements  of the  Securities Exchange Act  of 1934

 ........Super 8 Motels, Ltd....... has  caused  this  certification/notice to be signed on its behalf by the undersigned duly authorized person









DATE:....May 17, 1999............ BY:...Philip B. Grotewohl,....................
                                        President of General Partner